Exhibit 15.1

Letter of Independent Registered Public Accounting Firm

August 28, 2012

The Home Depot, Inc.

Atlanta, Georgia

Re: Registration Statement on Form S-3 to be filed on August 29, 2012

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 24, 2012 related to our reviews of interim financial information for the periods ended April 29, 2012 and May 1, 2011, respectively, and of our report dated August 22, 2012 related to our reviews of interim financial information for the periods ended July 29, 2012 and July 31, 2011, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia